Exhibit 10.53

BUNGE

Mr.Brian Thomsen

[ADDRESS]

[ADDRESS]

April 11, 2014

Dear Brian,

I am pleased to confirm the following terms and conditions in connection with your promotion to the position of Managing Director Bunge Global Agribusiness and CEO Bunge Product Lines effective May 1, 2014 based in Geneva and reporting directly to Soren Schroder.

1.                                      Base Salary: Your annual base salary will be CHF 770,000.

2.                                      Annual Incentive Program: You will continue to be eligible for consideration for an award under the Company’s Annual Incentive Program. As Managing Director Bunge Global Agribusiness and CEO Bunge Product Lines, your target annual incentive award is 150% of your base salary, with a maximum upward potential of 2.5 times this amount. Your AIP award for 2014 will be calculated on a pro rata basis to reflect the relevant parameters for the time worked as Global Product Line Director (January 1, April 30, 2014) and Managing Director Bunge Global Agribusiness / CEO Bunge Product Lines (May 1 — December 31, 2014), respectively.

3.                                      Special Agribusiness Incentive Program: You will also be eligible for the CEO Bunge Product Lines Special Incentive Program with a target annual award of 150% of your base salary, with a maximum upward potential of 2.5 times this amount. This award is based on the Risk Adjusted Profit covering the Oilseed and Grains, Freight and FSG Product Lines with the targets to be confirmed by the Compensation Committee in May. Your award for 2014 will be calculated on a pro rata basis to reflect the relevant parameters for the time worked as Global Product Line Director with respect to the Product Line Incentive Program (January 1, - April 30, 2014) and Managing Director Bunge Global Agribusiness / CEO Bunge Product Lines under the Special Incentive Program (May 1 — December 31, 2014), respectively.

4.                                      Long Term Incentive Program: You will continue to be eligible for consideration for awards under the Company’s Equity Incentive Program with an estimated present value of $2,000,000 in 2015.

In addition to the award you received on February 28, 2014 with a present value of US$ 280,000, you will receive effective May 1, 2014:

(a)         an award of 9,500 Performance-Based Restricted Stock units vesting on February 28, 2017 based on performance against our target EPS and ROIC for the 2014 —2016 period, and

(b)         an award of 28,500 Non-Qualified Stock Options vesting at a rate of one-third on each of the first three anniversaries of the date of your promotion with a term of ten years,

with the combined present value (for items (a) and (b) of approximately $1,500,000; and

(c)          an additional award of:

(i)             4,000 Performance-Based Restricted Stock units vesting on February 28, 2017 based on performance against our target EPS and ROIC for the 2014 — 2016 period, and

(ii)          12,000 Non-Qualified Stock Options vesting at a rate of one-third on each of the first three anniversaries of the date of your promotion with a term of ten years,

in recognition of your appointment to the Executive Committee with a combined present value of approximately $640,000.

5.                                      Share Ownership Guidelines: You acknowledge that you will make your best effort to comply with Bunge’s Share Ownership Guidelines which have been established to better align the interests of senior executives with interests of the shareholders. A summary of the guidelines appears in the attachment to this letter.

6.                                      Benefits: You will continue to be eligible for Bunge’s benefits programs in Geneva. In addition, you will receive a gross monthly car allowance of CHF 1,350.

7.                                      Severance: In the event your employment is terminated by the Company without Cause, you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge) a payment equivalent to your then prevailing annual base salary plus the target Annual Incentive Program award amount. This payment will be offset by an amount equal to the number of months’ notice period you receive, if any, multiplied by your annual base salary plus the target Annual Incentive Program award amount expressed on a monthly basis.

8.                                      Confidentiality: The Employee is aware that all information, which has been or will be directly or indirectly disclosed to the Employee, in whatever form, by the Company or any of its employees, agents, advisers, contractors, consultants, subcontractors or those of its affiliates, or which the Employee has otherwise acquired, for the purposes of or in relation to his employment relationship with the Company, including financial information, business documentation, information about the Company or any of its subsidiaries and related companies, lists of clients and business partners, marketing reports, list of employees and personal details of such employees, executed or standard form agreements, contractual relations, policies, procedures, processes, technologies, theories, financial data, know-how, trade secrets, methodologies, as well as any other types of information, which might be designated as ‘confidential’ or which can be reasonably expected to be confidential, is considered “confidential information”.

Employee undertakes to use confidential information only for the purposes of the performance of his work and not to disclose confidential information to any third party without the prior written authorization of the Company, except for information which the Employee may be required to disclose pursuant to the order, claim, injunction, decision of a court of competent jurisdiction or any regulatory authority, a lawsuit or any law or regulation in force, being understood that the Employee undertakes to notify promptly the Company of such requirement, in order to enable the Company to consent such disclosure or otherwise to agree the timing and content of such disclosure. In any event, the Employee shall furnish only that portion of the confidential information that the Employee is compelled to disclose.

The Employee is aware that any unauthorized disclosure of confidential information may cause substantial and irreparable damage to the business of the Company and its holding, subsidiary and affiliated companies.

Confidential information shall in no event include information which: (i) is known or open to the public or otherwise in the public domain at the time of disclosure or after disclosure, except by breach of this statement; (ii) is already known to the undersigned at the time of disclosure as evidenced by written documents; or (iii) is obtained by the undersigned from a third party who has right to disclose it.

Any and all obligations of the Employee undertaken hereunder shall remain in force after termination of the Employment Contract.

The Employee undertakes that except as required by law or unless the Employee has obtained the appropriate written consent of the Company, the Employee shall not disclose to any person or entity (other than Employee’s legal or financial advisors or members of Employee’s immediate family) the terms and conditions of the Employment Contract. The Employee shall ensure that the members of his family to whom the Employee has disclosed confidential information, will keep it as confidential.

9.                                      Intellectual Property Rights: All intellectual property, created by the Employee during the term of validity of this Employment Contract in relation to the employment of the Employee with the Company, as well as the right to disclose, utilize and allow the utilization of such property by third parties, to reprocess, divulge, duplicate, trade with, license or execute franchise deals, and the performance of any and all other legal and factual activities, shall be the exclusive right of the Company and the Employee shall not have any rights over, or ownership in, such property. The Employee shall make and maintain adequate and current written records of all his activities and the activities of his office, which records shall be and shall remain the exclusive property of and available to the Company and/or its designated nominees at all times.

10.                               Non- Solicitation: For a period of 18 months as of the termination of this Employment Contract, the Employee shall not attempt, without the Company’s prior written consent directly or indirectly, to induce any employee or agent of the

Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof.

11.                               Miscellaneous: This Employment Contract shall enter into force on the date first above mentioned.

The Employee Handbook attached to this Employment Contract as well as the Company’s policies communicated to the Employee in writing during the term of the Employment Contract form an integral part of this Employment Contract and are subject to revision and amendment by the Company from time to time.

In case of any discrepancies between the terms of this Employment Contract and the terms of the Employment Handbook or a policy, the provisions of this Employment Contract shall prevail.

Any amendment to any provision of this Employment Contract shall be made in writing, signed by both Parties.

Should any provision of this Employment Contract be declared be void or unenforceable by any competent court or jurisdiction, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

The Employee has read, and agrees with, the terms and conditions of this Employment Contract and the Employee Handbook.

12.                     Applicable Law and Jurisdiction: This Employment Contract shall be governed by and shall be construed in accordance with the substantive laws of Switzerland.

13.                     Any dispute arising out of or in relation to this Employment Contract that the Parties cannot resolve by negotiation shall be subject to the jurisdiction of the competent courts of Geneva, Switzerland.

Bunge:		In Agreement

/s/ Vicente Teixeira		/s/ Brian Thomsen
Vicente Teixeira		Brian Thomsen

Date:	4/16/2014	Date:	4/16/2014

BUNGE EXECUTIVE COMMITTEE SHARE OWNERSHIP GUIDELINES

EFFECTIVE OCTOBER 9, 2012

Salary Multiple:
Chairman and CEO:	6.0X
Other Executive Committee Members:	3.0X

Years to Fulfill Guidelines:	5

Later of:
Satisfaction Period Start Date:	February 25, 2005
Date of Appointment to Committee

Shares Included toward Ownership:	•Shares directly owned
•Stock Units held in Bunge’s Deferred Compensation Plans •50% of the value of vested in-the-money stock options
•50% of the value of unvested time based restricted stock units

Holding/Retention Policy:	Must retain 50% of the net shares acquired through Bunge’s Equity Incentive Plan until guideline is met
Must retain 100% if guideline is not met over the 5-year period